SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE PEP BOYS – MANNY, MOE & JACK
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THE PEP BOYS – MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________________

To our Shareholders:

     It is our pleasure to invite you to Pep Boys 2006 Annual Meeting. This year’s meeting will be held on Thursday, October 19, 2006, at the Crowne Plaza Hotel Valley Forge, 260 Mall Boulevard, King of Prussia, Pennsylvania. The meeting will begin promptly at 9:00 a.m.

     At the meeting, shareholders will act on the following matters:

     (Item 1) The election of the full Board of Directors for a one-year term.

     (Item 2) The approval of the appointment of our independent registered public accounting firm.

     (Item 3) A shareholder proposal regarding our Shareholder Rights Plan, if presented by its proponent.

     The shareholders will also consider any other business that may properly come before the meeting. The attached proxy statement provides further information about the matters to be acted on at the meeting.

     All shareholders of record at the close of business on Friday, August 25, 2006 are entitled to vote at the meeting and any postponements or adjournments. Whether or not you plan to attend the meeting, please make sure that your shares are represented by signing and returning the enclosed proxy card.

BRIAN D. ZUCKERMAN
Secretary

September 8, 2006

THE PEP BOYS – MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
_______________________

PROXY STATEMENT
_______________________

TABLE OF CONTENTS

GENERAL INFORMATION	1
SHARE OWNERSHIP	3
(ITEM 1) ELECTION OF DIRECTORS	5
What is the makeup of the Board of Directors?	5
Nominees for Election	5
Corporate Governance	7
Meetings and Committees of the Board of Directors	8
Can a shareholder nominate a candidate for director?	9
How are candidates identified and evaluated?	9
How are directors compensated?	9
Certain Relationships and Related Transactions	10
Report of the Audit Committee of the Board of Directors	11
Independent Registered Public Accounting Firm’s Fees	12
EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
Employment Agreements with the Named Executive Officers	14
Stock Option Grants in Last Fiscal Year	15
Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values	15
Human Resources Committee Interlocks and Insider Participation	15
Performance Graph	16
Report of the Human Resources Committee of the Board of Directors on Executive Compensation	17
Pension Plans	18
(ITEM 2) PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCCOUNTING FIRM	20
(ITEM 3) SHAREHOLDER PROPOSAL REGARDING OUR SHAREHOLDER RIGHTS PLAN	20
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22
COST OF SOLICITATION OF PROXIES	23
PROPOSALS OF SHAREHOLDERS	23
ANNUAL REPORT ON FORM 10-K	23
APPENDIX A - AUDIT COMMITTEE CHARTER	A-1

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at this year’s Annual Meeting. The meeting will be held on Thursday, October 19, 2006, at the Crowne Plaza Hotel Valley Forge, 260 Mall Boulevard, King of Prussia, Pennsylvania and will begin promptly at 9:00 a.m. This proxy statement, the foregoing notice and the enclosed proxy card are being sent to shareholders on or about September 8, 2006.

What is the purpose of the meeting?

     At the meeting, shareholders will vote on:

  The election of directors

  The approval of the appointment of our independent registered public accounting firm

  A shareholder proposal regarding our Shareholder Rights Plan, if presented by its proponent

     In addition, we will report on our business operations and will answer questions posed by shareholders.

Who may vote at the meeting?

     Common stock is the only class of stock that Pep Boys has outstanding and is referred to in this Proxy Statement as “Pep Boys Stock.” You may vote those shares of Pep Boys Stock that you owned as of the close of business on the record date, August 25, 2006. As of the record date, 56,506,459 shares were outstanding. As of the record date, 2,195,270 of the outstanding shares were held by The Pep Boys – Manny, Moe & Jack Flexitrust. This flexible employee benefits trust was established on April 29, 1994 to fund a portion of our obligations arising from various employee compensation and benefit plans. Shares held for participating employees under the Flexitrust will be voted as directed by written instructions from the participating employees.

What are the voting rights of Pep Boys’ shareholders?

     Each shareholder is entitled to vote cumulatively in the election of directors and to one vote per share on all other matters. Cumulative voting entitles each shareholder to the number of votes equal to the number of shares owned by the shareholder multiplied by the number of directors to be elected. Accordingly and without satisfying any condition precedent, a shareholder may cast all of his votes for one nominee for director or allocate his votes among all the nominees.

How do I vote before the meeting?

     If you complete and sign the enclosed proxy card and return it prior to meeting, your shares will be voted as you direct. If you sign and return a proxy card prior to the meeting that does not contain instructions, your shares will be voted:

  FOR election of the nominated slate of directors, subject to the proxies’ discretion to cumulate votes

  FOR the approval of the appointment of our independent registered public accounting firm

  AGAINST the shareholder proposal regarding our Shareholder Rights Plan

Can I vote at the meeting?

     You may vote your shares at the meeting if you or your authorized proxy attends the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy by completing, signing and returning the enclosed proxy card to us prior to the meeting.

Can I change my vote after I return my proxy card?

     Yes. You may revoke your proxy at any time prior to its exercise at the meeting by delivering either a written revocation notice or another signed proxy card with a later date to our corporate Secretary. You may also change your vote by attending the meeting, requesting that your previously delivered proxy card be revoked and then voting in person.

How many votes must be present to hold the meeting?

     In order to hold the meeting, a majority of the shares of Pep Boys Stock outstanding on the August 25, 2006 record date must be present at the meeting. The presence of such a majority is called a quorum. Since 56,506,459 shares were outstanding on the record date, at least 28,253,230 shares must be present to establish a quorum.

     Your shares are counted as present at the meeting if you attend and vote in person or if you properly return a proxy card. Abstentions will be counted as present for the purpose of determining whether there is a quorum for all matters to be acted upon at the meeting.

     On routine matters, brokers who hold customer shares in “street name” but have not timely received voting instructions from such customers have discretion to vote such shares. Accordingly, the presence of such votes at the meeting will be included in determining whether there is a quorum for (Item 1) and (Item 2). A broker non-vote occurs when a brokerage firm holding a customer’s shares in street name has not received voting instructions from such customer with respect to a non-routine matter to be voted upon (for example, a shareholder proposal). Accordingly, broker non-votes will not be counted as present for the purpose of determining whether there is a quorum for (Item 3).

How many votes are needed to elect directors?

     The eleven nominees receiving the highest number of “For” votes will be elected as directors. This is commonly referred to as a plurality. Shares not voted for a particular director, due to proxy cards marked “withhold authority,” abstentions or otherwise, will not be counted as voted for the indicated director(s), but will be counted in determining whether there is a quorum.

How many votes are needed to approve the other matters to be acted on at the meeting?

     Each of the other matters must be approved by a majority of the votes cast on such matter.

What are the Board of Directors’ recommendations?

     Unless you give other directions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

     The Board recommends a vote:

  FOR election of the nominated slate of directors, subject to the proxies’ discretion to cumulate votes

  FOR the approval of the appointment of our independent registered public accounting firm

  AGAINST the shareholder proposal regarding our Shareholder Rights Plan

     We have not received proper notice of, and are not aware of, any other matters to be brought before the meeting. If any other matters properly come before the meeting, the proxies received will be voted in accordance with the discretion of the proxy holders named on the proxy card.

A note about certain information contained in this Proxy Statement

     Filings made by companies with the Securities and Exchange Commission (SEC) sometimes “incorporate information by reference.” This means that the company is referring you to information that has previously been filed with the SEC and that such information should be considered part of the filing you are then reading. The Audit Committee Report, the Human Resources Committee Report and Performance Graph contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

SHARE OWNERSHIP

Who are Pep Boys’ largest shareholders?

     Based solely on a review of filings with the SEC and certain other public disclosures, the following table provides information about those shareholders that beneficially own more than 5% of the outstanding shares of Pep Boys Stock.

Name	Number of Shares Owned	Percent of Outstanding Shares
Barington Capital Group, L.P. and affiliates	5,604,724	9.9%
888 Seventh Avenue, 17th Floor
New York, NY 10019
Ramuis Capital Group, L.L.C. and affiliates
666 Third Avenue, 26th Floor
New York, NY 10017
RJG Capital Management, LLC and affiliates
11517 West Hill Drive
North Bethesda, MD 20852
D.B. Zwirn & Co., LP and affiliates
745 Fifth Avenue, 18th Floor
New York, NY 10151[1]
Pirate Capital LLC	5,300,000	9.4%
200 Connecticut Avenue, 4th Floor
Norwalk, CT 06854[2]
Dimensional Fund Advisors Inc.	4,354,155	7.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401[4]
Wesley Capital Management LLC	3,734,200	6.6%
Arthur Wrubel
John Khoury
535 Madison Avenue, 26th Floor
New York, NY 10022[3]
Ameriprise Financial, Inc.	2,910,083	5.2%
145 Ameriprise Financial Center
Minneapolis, MN 55474[5]
____________________

1

Based upon information disclosed in a Schedule 13D/A dated July 13, 2006 and subsequent Form 4 filings by members of this reporting group. Also includes 522 shares and 105 shares that can be acquired through stock option exercises through October 24, 2006 owned directly by James A. Mitarotonda, a member of this reporting group.

2	Based upon information disclosed in a Schedule 13D/A dated August 24, 2006.

3	Based upon information disclosed in a Schedule 13G/A dated February 6, 2006. Dimensional Fund Advisers Inc. disclaims beneficial ownership of such shares.

4

Based upon information disclosed in a Schedule 13G/A dated February 14, 2006, as updated by information sourced from [Thompson One]. Each of Wesley Capital Management LLC, Mr. Wrubel and Mr. Khoury disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest.

5

Based upon information disclosed in a Schedule 13G/A dated February 15, 2006. Ameriprise Financial Inc. and its subsidiary Ameriprise Trust Company, the directed trustee of certain Pep Boys retirement plans, which beneficially own shares, disclaim beneficial ownership of such shares.

How many shares do Pep Boys’ directors and executive officers own?

     The following table shows how many shares the nominees for election as directors and executive officers named in the Summary Compensation Table found on page 13 beneficially owned on August 25, 2006. The address for each of such individuals is 3111 West Allegheny Avenue, Philadelphia, PA 19132.

Name	Number of Shares Owned[1]	Percent of Outstanding Shares
Thomas R. Hudson Jr.[2]	5,300,000	9.4%
James A. Mitarotonda[3]	2,921,615	5.2%
Harry F. Yanowitz	335,530	+
Hal Smith	233,340	+
Mark L. Page	226,665	+
Mark S. Bacon	83,369	+
William Leonard	70,000	+
Max L. Lukens	50,627	+
Jane Scaccetti	26,713	+
Peter A. Bassi	25,000	+
John T. Sweetwood	23,129	+
Robert H. Hotz	12,000	+
M. Shân Atkins	5,000	+
James A. Williams	627	+
Nick White	573	+
Lawrence N. Stevenson[4]	90,068	+
All directors and current executive	9,453,544	16.5%
officers as a group (15 people)
____________________

+	Represents less than 1%.

1

Includes shares for which the named person has sole voting and investment power and non-voting interests including restricted stock units and deferred compensation accounted for as Pep Boys Stock. Also includes the following shares that can be acquired through stock option exercises through October 24, 2006: Mitarotonda – 105; Yanowitz – 113,600; Smith – 145,400; Page – 211,100; Bacon – 20,600; Leonard – 8,000; Bassi – 20,000; Lukens – 105; Scaccetti – 16,000; Sweetwood – 20,000; Hotz – 3,000; Atkins – 4,500; Williams – 105; White – 96; and as a group – 669,336.

2

Mr. Hudson is the Managing Member of Pirate Capital LLC, an entity that beneficially owns 5,300,000 shares of Pep Boys Stock. Mr. Hudson disclaims beneficial ownership of any and all such shares in excess of his actual pecuniary interest in such shares, if any.

3

Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of each of Barington Companies Investors, LLC (“Barington Investors”), Barington Companies Advisors, LLC (“Barington Advisors”) and Barington Offshore Advisors, LLC (“Barington Offshore”). Barington Investors is the general partner of Barington Companies Equity Partners, L.P. (“Barington”) and Barington Advisors is the investment advisor of Barington. Barington Advisors is also the general partner of Barington Investments, L.P. (“Barington Investments”). Barington Offshore is the investment advisor to Barington Companies Offshore Fund, Ltd. (“Barington Fund”). Barington, Barington Investments and Barington Fund beneficially own 960,795, 683,631 and 1,276,562 shares of Pep Boys Stock, respectively. Mr. Mitarotonda disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

4	Mr. Stevenson resigned as of July 17, 2006. His beneficial ownership is reported as of August 16, 2006.

(ITEM 1) ELECTION OF DIRECTORS

What is the makeup of the Board of Directors?

     Our Board of Directors currently has eleven members. Each director stands for election every year.

Nominees for Election

     The Board of Directors proposes that the following nominees be elected. If elected, each nominee will serve a one-year term expiring at the 2007 Annual Meeting and until such director’s successor has been duly elected and qualified. Each of the nominees has consented to serve, if elected. Unless contrary instructions are given, the proxy holders named on the enclosed proxy card will vote for the election of these nominees, reserving the right to cumulate votes. If any nominee becomes unavailable to serve as a director, the proxy holders will vote for the election of any substitute nominee designated by the Board.

     The nominees standing for election are:

William Leonard	Director since 2002; Chairman of the Board since February 2006

     Mr. Leonard, 58, was named our interim CEO on July 18, 2006. From 1992 through his retirement in 2004, Mr. Leonard served as an officer, and ultimately President & Chief Executive Officer and a director, of ARAMARK Corporation, a professional services company providing food, hospitality, facility management services and uniform and work apparel.

Peter A. Bassi	Director since 2002

     Mr. Bassi, 56, is retired. From 1997 through 2004, he served as an officer, and ultimately Chairman, of Yum! Restaurants International, a division of Yum! Brands, Inc, that operates restaurants under the KFC, Long John Silver’s, Pizza Hut, Taco Bell, A&W Restaurant and other brands. Mr. Bassi serves a director of BJ’s restaurants, Inc.

Jane Scaccetti	Director since 2002

     Ms. Scaccetti, 52, a CPA, has been a shareholder and principal of Drucker & Scaccetti PC, a private accounting firm, since 1990. Ms. Scaccetti serves as a director of Nutrition Management Services Company and also served as a director of Di Giorgio Corporation until its sale in July 2006.

John T. Sweetwood	Director since 2002

     Mr. Sweetwood, 58, is a principal and the President of Woods Investment, LLC, a private real estate investment firm. From 1995 through 2002, Mr. Sweetwood served as an officer, and ultimately as President of The Americas, of Six Continents Hotels, a division of Six Continents PLC that operates hotels under the InterContinental, Crown Plaza, Holiday Inn and other brands.

M. Shân Atkins	Director since 2004

     Ms. Atkins, 49, a CPA and Chartered Accountant, is Managing Director of Chetrum Capital LLC, a private investment firm. From 1996 through 2001, Ms. Atkins served as an officer, and ultimately as Executive Vice President – Strategic Initiatives, of Sears Roebuck & Co. Ms. Atkins serves as a director of Spartan Stores, Inc. and Shoppers Drug Mart.

Robert H. Hotz	Director since 2005; Lead Independent Director since August 2006

     Mr. Hotz, 62, is Senior Managing Director, Co-Head of Investment Banking, a member of the Operating Committee and a director of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. From 1997 through 2002, Mr. Hotz served with UBS Warburg, ultimately as Senior Vice Chairman. Mr. Hotz serves as a director of Universal Health Services, Inc.

Max L. Lukens	Director since August 2006

     Mr. Lukens, 58, was the President and Chief Executive Officer of Stewart & Stevenson Services, Inc., a company primarily engaged in the design, manufacture and service of military tactical vehicles, from March 2004 until May 2006 when the company was sold. He served as Interim Chief Executive Officer and President of Stewart & Stevenson from September 2003 until March 2004, and as Chairman of the Board from December 2002 to March 2004. From 1981 until January 2000, Mr. Lukens worked for Baker Hughes Incorporated, an oilfield services company, in a number of capacities, including Chairman of the Board, President and Chief Executive Officer. Mr. Lukens serves as a director of NCI Building Systems Inc. and Westlake Chemical Corporation.

James A. Mitarotonda	Director since August 2006

     Mr. Mitarotonda, 52, is the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991. Mr. Mitarotonda has served as the President and Chief Executive Officer of Dynabazaar, Inc. since May 2006 and also served as its President and Chief Executive Officer from January 2004 until December 2004. Mr. Mitarotonda has also been the Chairman of L Q Corporation, Inc. since September 2002 and served as its Co-Chief Executive Officer and Co-Chairman from April 2003 until May 2004 and as its sole Chief Executive Officer from May 2004 until October 2004. Mr. Mitarotonda serves as a director of A. Schulman, Inc., Dynabazaar, Inc. and L Q Corporation, Inc.

Nick White	Director since August 2006

     Mr. White, 61, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000. From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam’s Wholesale Club from 1985 through 1989. Mr. White serves as a director of Gold Toe Corporation, Oneida Ltd. and Playtex Products, Inc.

James A. Williams	Director since August 2006

     Mr. Williams, 64, is the President and Chief Executive Officer of Gold Toe Brands, Inc., the largest branded sock manufacturer in the United States, a position he has held since 1991. Mr. Williams serves as a director of Gold Toe Corporation, the parent company of Gold Toe Brands, Inc., and as a director and Chairman of Powerlinx, Inc.

     Each of Messrs. Lukens, Mitarotonda, White and Williams was originally appointed to the Board and was nominated for election at the 2006 Annual Meeting pursuant to the terms of an agreement between the Company and a group of investors led by Barington Capital Group, L.P. See “Certain Relationships and Related Transactions” for a more complete description of the Barington Agreement.

Thomas R. Hudson Jr.	Director since August 2006

     Mr. Hudson, 40, is and has been since May 2002 the Managing Member of Pirate Capital LLC, an investment manager, which he founded. From February 2001 through May 2002, Mr. Hudson was a private investor. From 1999 to February 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment management firm, where he directed all distressed research and managed the bank loan trading desk. Prior to that, from 1997 to 1999, Mr. Hudson served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., an investment bank, where he was responsible for investing and trading a $500 million portfolio of distressed domestic and international private assets. No such companies employing Mr. Hudson were a parent, subsidiary or affiliate of the Company. Mr. Hudson currently serves as a director of Cornell Companies, Inc. and PW Eagle, Inc.

     Mr. Hudson was originally appointed to the Board and was nominated for election at the 2006 Annual Meeting in exchange for Pirate Capital LLC's withdrawal of its Notice of Intent to Nominate One Person for Election as a Director and to Move a Business Proposal at the 2006 Annual Meeting. See "Certain Relationships and Related Transactions."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
EACH OF THESE NOMINEES FOR DIRECTOR

Corporate Governance

     Our Board of Directors’ governance principles are embodied in our corporate Code of Ethics (applicable to all Pep Boys associates including our executive officers and directors), the Board of Directors Code of Conduct and the various Board committee charters, all of which are available for review on our website, www.pepboys.com. The information on our website is not part of this Proxy Statement. References to our website herein are intended as inactive textual references only.

     As required by the New York Stock Exchange (NYSE), promptly following our 2005 Annual Meeting, our former CEO certified to the NYSE that he was not aware of any violation by Pep Boys of NYSE corporate governance listing standards. As required by the NYSE, promptly following the 2006 Annual Meeting, our interim CEO is expected to issue such annual certification.

     Independence. An independent director is independent from management and free from any relationship with Pep Boys that, in the opinion of the Board, would interfere in the exercise of independent judgment as a director. In reaching such an opinion, the Board considers, among other factors, the guidelines for independent directors promulgated by the NYSE. The independence of the outside directors is reviewed annually by the full Board. In accordance with NYSE guidelines, our Board consists of a majority of independent directors. All Committees of the Board consist entirely of independent directors.

     Communicating with the Board of Directors. Security holders should address all communications to the full Board or an individual director to the attention of our corporate Secretary. Our corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics. All such improper communications receive a response in due course. Any communication directed to an individual director relating solely to a matter involving such director is forwarded to such director. Any communication directed to an individual director relating to a matter involving both such director and Pep Boys or the Board of Directors, as a whole, is forwarded to such director and the Chairman of the Board. The balance of the communications are forwarded to the Chairman of the Board. Except for improper communications, all security holder communications to the Board of Directors or an individual director received by the corporate Secretary are kept in confidence from management. These procedures were adopted unanimously by the independent directors.

     Director Attendance at the Annual Meeting. All Board members are strongly encouraged to attend the Annual Meeting of Shareholders. All nominees then standing for election attended the 2005 Annual Meeting.

     Executive Sessions of the Independent Directors. Our Lead Independent Director, Mr. Hotz, customarily presides over all such sessions, which are held, at a minimum, immediately following all regularly scheduled Board meetings.

     Personal Loans to Executive Officers and Directors. Pep Boys has no personal loans extended to its executive officers or directors.

Meetings and Committees of the Board of Directors

     The Board of Directors held eight meetings during fiscal 2005. During fiscal 2005, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committee(s) on which such director served. The Board of Directors has standing Audit, Human Resources and Nominating and Governance Committees. All Committee members are “independent” as defined by the listing standards of the New York Stock Exchange.

     Audit Committee. Ms. Atkins (chair), Mr. Hotz, Mr. Lukens and Ms. Scaccetti are the current members of the Audit Committee. The Audit Committee reviews Pep Boys’ consolidated financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. The Audit Committee composed of Ms. Atkins, Mr. Hotz, Ms. Scaccetti and former Director Malcolmn D. Pryor met thirteen times during fiscal 2005.

     Human Resources Committee. Messrs. Bassi (chair), Sweetwood, White and Williams are the current members of the Human Resources Committee. The Human Resources Committee recommends the compensation for all of Pep Boys’ officers and serves as the Board’s representative on all human resource matters directly impacting Pep Boys’ business performance. The Human Resource Committee composed of Messrs. Bassi, Leonard and Pryor met five times during fiscal 2005.

     Nominating and Governance Committee. Messrs. Sweetwood (chair), Bassi and Mitarotonda are the current members of the Nominating and Governance Committee. The Nominating and Governance Committee recommends candidates to serve on the Board and serves as the Board’s representative on all corporate governance matters. The Nominating and Governance Committee composed of Messrs. Sweetwood, Bassi and former Director Benjamin Strauss met four times during fiscal 2004.

     Shareholder Rights Plan Committee. The Board has appointed a special committee to periodically consider issues regarding our Shareholder Rights Plan. The Shareholder Rights Plan Committee currently consists of Ms. Atkins (chair) and Messrs. Hotz, Sweetwood and White. This special committee composed of Ms. Atkins and Messrs. Hotz, Pryor and Sweetwood met three times during fiscal 2005 and once during fiscal 2006.

     Search Committee. On July 18, 2006, the Board has appointed a special committee to conduct a search to identify a permanent Chief Executive Officer for the Company. The committee currently consists of Ms. Atkins and Messrs. Bassi, Mitarotonda and Mr. Sweetwood.

Can a shareholder nominate a candidate for director?

     The Nominating and Governance Committee considers nominees recommended by our shareholders. Written recommendations should be sent to our offices located at 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary. The recommendation should state the qualifications of the nominee to be considered.

     A shareholder may also nominate candidates to be considered for election as directors at an upcoming shareholders’ meeting by timely notifying us in accordance with our By-laws. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received at our principal executive offices within ten days of the date of such public announcement will be considered timely. The shareholder’s notice must also set forth all of the following information:

  the name and address of the shareholder making the nomination a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee the name of the proposed nominee

  the proposed nominee’s principal occupation and employment for the past 5 years a description of any other directorships held by the proposed nominee a description of all arrangements or understandings between the nominee and any other person or persons relating to the nomination of, and voting arrangements with respect to, the nominee

How are candidates identified and evaluated?

     Identification. The Nominating and Governance Committee considers all candidates recommended by our shareholders, directors and senior management on an equal basis. The Nominating and Governance Committee’s preference is to identify nominees using our own resources, but has the authority to and will engage search firms(s) as necessary.

     Qualifications. The Nominating and Governance Committee evaluates each candidate’s judgment, diversity (age, gender, ethnicity, etc.) and professional background and experience, as well as, his or her independence from Pep Boys. Such qualifications are evaluated against our then current requirements, as expressed by the Chief Executive Officer, and the current make up of the full Board.

     Evaluations. Candidates are evaluated on the basis of their resume, third party references, public reputation and personnel interviews. Before a candidate can be recommended to the full Board, such candidate must, at a minimum, have been interviewed by each member of the Nominating and Governance Committee and have met, in person, with at least one member of the Nominating and Governance Committee, the Presiding Director and the Chairman and Chief Executive Officer.

How are directors compensated?

     Base Compensation. Each non-management director (other than the Chairman of the Board and the Lead Independent Director) receives an annual director’s fee of $35,000. Our Chairman of the Board receives an annual director’s fee of $80,000. Mr. Leonard will not receive such fee during the period that he serves as our interim CEO. Our Lead Independent Director receives an annual director’s fee of $60,000.

     Committee Compensation. Directors serving on our standing Board committees also receive the following annual fees.

	Chair	Member
Audit	$25,000	$15,000
Human Resources	$10,000	$5,000
Nominating and Governance	$10,000	$5,000

     In addition, members of the Search Committee received a one-time fee of $15,000.

     A director may elect to have all or a part of his or her director’s fees deferred. Amounts deferred receive a rate of return equal to the prime interest rate or the performance of Pep Boys Stock (represented by stock units), as elected by the director, and are paid at a later date chosen by the director at the time of deferral. A director who is also an employee of Pep Boys receives no additional compensation for service as a director.

     Equity Grants. The Pep Boys 1999 Stock Incentive Plan, or the 1999 Plan, provides for an annual grant of restricted stock units and options having an aggregate value of $45,000. Restricted stock units granted to non-management directors vest in 25% increments over four years commencing on the first anniversary of the date of grant. The stock options granted to non-management directors are priced at the fair market value of Pep Boys Stock on the date of grant. Twenty percent of the stock options granted are exercisable immediately and an additional 20% become exercisable on each of the next four anniversaries of the grant date. The 1999 Plan is administered, interpreted and implemented by the Human Resources Committee of the Board of Directors.

Certain Relationships and Related Transactions

     On August 2, 2006, the Company entered into an agreement with a group of investors led by Barington Capital Group, L.P. Pursuant to the agreement, among other things:

  the Company increased the size of the Board from nine to ten directors

  Messrs. Lukens, Mitarotonda, White and Williams were appointed to the Board and its committees the 2006 Annual Meeting was scheduled

  the Company agreed to include each of Messrs. Lukens, Mitarotonda, White and Williams in the Board’s slate of directors for election at the 2006 and 2007 Annual Meetings the Company made certain modifications to its Shareholder Rights Plan the Barington Group agreed not to nominate persons for election as directors at the 2006 Annual Meeting and to abide by certain standstill provisions until the 2008 Annual Meeting

     Mr. Mitarotonda is party to the agreement in his individual capacity. He is also the President and Chief Executive Officer of Barington Capital Group, L.P. A copy of the agreement is on file with the SEC as an Exhibit to the Company’s Current Report on Form 8-K filed on August 3, 2006.

     On August 30, 2006, Company reached an agreement with Pirate Capital LLC pursuant to which:

       the Company increased the size of the Board from ten to eleven directors

       Mr. Hudson was appointed to the Board

       the Company agreed to include Mr. Hudson in the Board's slate of directors for election at the 2006 Annual Meeting

       Pirate Capital agreed not to nominate persons for election as directors at the 2006 Annual Meeting

     Mr. Hudson is the Managing Member of Pirate Capital LLC.

Report of the Audit Committee of the Board of Directors

     The Audit Committee reviews Pep Boys’ financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. Each committee member is “independent” as defined by the listing standards of the New York Stock Exchange. Ms. Atkins (chair), Ms. Scaccetti, Mr. Hotz and Mr. Lukens are the current members of the Audit Committee. Both Ms. Atkins and Ms. Scaccetti have been designated by the full Board as Audit Committee Financial Experts as defined by SEC regulations. A written charter adopted by the full Board governs the activities of the Audit Committee. The charter is reviewed, and when necessary revised, annually. A copy of the current charter is posted on our website, www.pepboys.com, and is attached hereto as Appendix A.

     Management has primary responsibility for Pep Boys’ internal accounting controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Pep Boys’ consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audit and to issue an attestation of management’s assertion of Pep Boys internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves as a focal point for communication among the Board of Directors, the independent registered public accounting firm, management and Pep Boys’ internal audit function, as the respective duties of such groups, or their constituent members, relate to Pep Boys’ financial accounting and reporting and to its internal controls.

     In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. These discussions included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also reviewed and discussed with management, the internal auditors and the independent registered public accounting firm, management’s report, and the independent registered public accounting firm’s attestation, on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee also discussed with the independent registered public accounting firm its independence from Pep Boys and its management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Based upon the discussions and reviews referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC.

     This report is submitted by those nominees for director who served on the Audit Committee during Fiscal 2005:

M. Shân Atkins
Jane Scaccetti
Robert H. Hotz

Independent Registered Public Accounting Firm’s Fees

     The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

Fiscal Year	2005	2004
Audit Fees	$1,319,565	$891,810
Audit-Related Fees	65,550	119,700
Tax Fees	41,665	242,328
All Other Fees	—	—
Total	$1,426,780	$1,253,838

     Audit Fees. Audit Fees billed in fiscal 2005 and fiscal 2004 consisted of (i) the audit of our annual financial statements, (ii) the audit of our internal control over financial reporting, (iii) the reviews of our quarterly financial statements and (iv) comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

     Audit- Related Fees. Audit-Related Fees billed in fiscal 2005 and 2004 consisted of (i) financial accounting and reporting consultations, (ii) Sarbanes-Oxley Act Section 404 advisory services and (iii) employee benefit plan audits.

     Tax Fees. Tax Fees billed in fiscal 2005 and 2004 consisted of tax compliance services in connection with tax audits and appeals. Tax Fees billed in fiscal 2004 also included tax planning and advice rendered in connection with capitalization and depreciation of fixed assets.

     The Audit Committee annually engages Pep Boys’ independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of Pep Boys’ financial statements and all reasonably related assurance and services. All non-audit services are considered for approval by the Audit Committee on an as-requested basis by Pep Boys. For fiscal 2005, the Audit Committee discussed the non-audit services with Deloitte & Touche LLP and management to determine that they were permitted under the rules and regulations concerning the independence of independent registered public accounting firms promulgated by the SEC and the American Institute of Certified Public Accountants. Following such discussions, the Audit Committee determined that the provision of such non-audit services by Deloitte & Touche LLP was compatible with maintaining their independence.

EXECUTIVE COMPENSATION

     The following table shows the compensation earned, paid or accrued in each of the last three fiscal years to Pep Boys’ interim CEO, the four other executive officers that received the highest compensation in fiscal 2005 and our former CEO. These executives are referred to herein as the “named executive officers.”

Summary Compensation Table

				Long Term
		Annual Compensation		Compensation Awards
				Restricted	Securities	All Other
Name and	Fiscal			Stock	Underlying	Comp.
Principal Position	Year	Salary ($)	Bonus ($)	Award ($)(a)	Options (#)	($)(b)
William Leonard	2005	—	—	—	—	—
Chairman &
Interim CEO(c)

Hal Smith.	2005	411,161	60,354	353,200	20,000	114,399
EVP – Merchandising	2004	414,615	95,100	599,500	25,000	199,927
& Marketing(d)	2003	206,922	190,000	—	150,000	303

Mark S. Bacon	2005	312,960	44,823	361,600	50,000	37,738
EVP – Operations(e)

Mark L. Page	2005	363,500	39,844	44,150	2,500	8,742
SVP – Parts & Tires	2004	360,493	54,100	59,950	2,500	19,018
	2003	343,077	242,880	—	15,000	4,350

Harry F. Yanowitz	2005	348,211	49,416	176,600	10,000	44,166
SVP - CFO(f)	2004	326,654	74,200	359,700	15,000	71,313
	2003	181,393	221,000	—	125,000	13,869

Lawrence N. Stevenson	2005	978,846	288,300	883,000	130,000	270,911
Former CEO(g)	2004	900,000	305,200	999,151	125,000	315,268
	2003	590,614	1,130,000	—	919,540	43,399
____________________

(a)	For fiscal 2005, represents the value of restricted stock units on their date of grant. All restricted stock units granted through February 25, 2005 vest 20% on their date of grant and additional 20% on each of the next four anniversaries of the date of grant. Restricted stock units granted after February 25, 2005 vest 25% on each of the first four anniversaries of the date of grant. All restricted stock units receive dividend equivalents – for fiscal 2005: Stevenson $21,375; Smith - $7,965; Bacon – $4,050; Page - $1,181; and Yanowitz - $6,075. As of the end of fiscal 2005 the named executive officers held the following number of restricted stock units having the values indicated based on the closing market price of a share of Pep Boys’ Stock on the last business day of fiscal 2005 ($15.84): Stevenson – 91,666 ($1,451,989); Smith – 40,000 ($633,600); Bacon – 20,000 ($316,800); Page – 5,000 ($79,200); and Yanowitz – 25,000 ($396,000).

(b)	For fiscal 2005, includes the following dollar amounts (i) contributed under the defined contribution portion of Pep Boys Executive Supplemental Retirement Plan: Stevenson – $211,796; Smith – $101,382; Bacon - $37,641; and Yanowitz – $43,255 (Mr. Page participates in the defined benefit portion of such plan, see “–Pension Plans”); (ii) contributed (company match) under Pep Boys’ Deferred Compensation Plan: Stevenson – $; Smith – $; Bacon - $; Page – $; and Yanowitz – $; (iii) contributed (company match) in connection with Pep Boys 401(k) Savings Plan: Smith – $525; Page – $525; and Yanowitz – $513; and (iv) representing group term life insurance premiums: Stevenson – $1,454; Smith – $422; Bacon - $ 97; Page – $249; and Yanowitz – $398.

(c)	Mr. Leonard was named interim CEO effective July 18, 2006.

(d)	Mr. Smith joined Pep Boys effective August 1, 2003.

(e)	Mr. Bacon joined Pep Boys effective February 28, 2005 as SVP – Retail Operations. He became SVP – Operations in October 2005 and EVP – Operations in August 2006.

(f)	Mr. Yanowitz joined Pep Boys effective June 9, 2003.

(g)	Mr. Stevenson joined Pep Boys effective April 28, 2003 and resigned effective July 17, 2006.

Employment Agreements with Named Executive Officers

     Interim CEO Agreement. We have a letter agreement with Mr. Leonard, which provides that he will receive a monthly salary of $83,333 during his term as interim CEO. Mr. Leonard is not entitled to receive or participate in any of the Company’s welfare, retirement or other benefits plans or receive any other perquisites. While Mr. Leonard serves as interim CEO, he will not be entitled to receive his customary cash consideration on account of his service on the Board, but shall receive his customary equity grants under the Company’s 1999 Stock Incentive Plan.

     Change of Control Agreements. We have agreements with Messrs. Smith, Bacon and Page that become effective upon a change of control of Pep Boys. Following a change of control, these employment agreements become effective for two years and provide these executives with positions and responsibilities, base and incentive compensation and benefits equal or greater to those provided immediately prior to the change of control. In addition, we are obligated to pay any excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax) on a change of control payment made to a named executive officer. A trust agreement has been established to better assure the named executive officers of the satisfaction of Pep Boys’ obligations under their employment agreements following a change of control.

     We also have a Change of Control Agreement with Mr. Yanowitz that is substantially similar to those entered into by the Company’s other executive officers, except that (i) it provides for a payment equal to two years’ salary, bonus and benefits, if Mr. Yanowitz provides three-months of transition services following a change of control, and (ii) the definition of change of control thereunder has been expanded to include a sale, discontinuance or closure of a material portion of the Company’s assets and those business combination transactions where the Company’s shareholders own less than 75% of the equity of the resulting entity. The Company has also agreed to pay Mr. Yanowitz a one-time cash bonus of $340,000 upon the earlier of September 1, 2006 or the consummation of a strategic transaction.

     Non-Competition Agreements. In exchange for a severance payment equal to one year’s base salary upon the termination of their employment without cause, each of Messrs. Bacon and Yanowitz has agreed to customary covenants against competition during their employment and for one year thereafter. In exchange for a severance payment equal to one and one-half years’ base salary upon the termination of his employment without cause or his resignation effective February 3, 2007, Mr. Page has agreed to customary covenants against competition during his employment and for eighteen months thereafter. In exchange for a severance payment equal to two years’ base salary and the accelerated vesting of all then outstanding Company equity upon the termination of his employment without cause, Mr. Smith has agreed to customary covenants against competition during his employment and for two years thereafter.

Stock Option Grants in Last Fiscal Year

     The following table shows information about stock options granted to the named executive officers during fiscal 2005.

	Individual Grants
	Number of	% of Total			Potential Realized Value
	Securities	Options Granted			at Assumed Annual Rates
	Underlying	to Employees	Exercise or		of Stock Price Appreciation
	Options	in Fiscal Year	Base Price	Expiration	for Option Term
Name	Granted (#)(a)	(%)(b)	($/Share)	Date	5% ($)	10% ($)
William Leonard	—	—	—	—	—	—
Hal Smith	20,000	6.9	17.54	02/25/12	142,811	332,810
Mark S. Bacon	50,000	17.3	17.84	02/28/12	363,134	846,256
Mark L. Page	2,500	0.9	17.54	02/25/12	17,851	41,601
Harry F. Yanowitz	10,000	3.5	17.54	02/25/12	71,405	166,405
Lawrence N. Stevenson	130,000	45.0	17.54	02/25/12	928,270	2,163,265
____________________

(a)	The stock options were granted at a price equal to the fair market value on the date of grant with 20% exercisable immediately and an additional 20% exercisable on each of the next four anniversaries of the grant date.

(b)	In fiscal 2005, options to purchase 288,675 shares of Pep Boys Stock were granted to 34 employees.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

     The following table shows information about stock options exercised during fiscal 2005 by the named executive officers and the number and value of stock options held by them on January 28, 2006.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired	Value	Options at Fiscal Year-End (#)		Fiscal Year-End ($)(a)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
William Leonard	—	—	6,000	2,000	—	—
Hal Smith	—	—	104,000	91,000	17,100	11,400
Mark S. Bacon	—	—	10,000	40,000	—	—
Mark L. Page	—	—	221,100	14,500	272,944	49,440
Harry F. Yanowitz	—	—	83,000	67,000	406,125	270,750
Lawrence N. Stevenson	22,000	85,580	605,724	546,816	3,782,229	2,626,206
____________________

(a)	Based on the New York Stock Exchange composite closing price as published by Yahoo, Inc. for the last business day of fiscal 2005 ($15.84).

Human Resources Committee Interlocks and Insider Participation

     None of the members of the Human Resources Committee is or has been our employee or has any other relationships of a nature required to be disclosed in this Proxy Statement.

Performance Graph

     The following graph compares the cumulative total return on shares of Pep Boys Stock over the past five fiscal years with the cumulative total return on shares of companies in (1) the Standard & Poor’s SmallCap 600 Index and (2) an industry peer group including the following retail companies currently in such index: Guitar Center, Hancock Fabrics, Hibbett Sporting Goods, Jo-Ann Stores, Tractor Supply and Zale Corp. The comparison assumes that $100 was invested in January 2001 in Pep Boys Stock and in each of the peer group indices and assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return Among Pep Boys,
the S&P 600 SmallCap Index and the S&P 600 Specialty Stores Group

Company / Index	Jan01	Jan02	Jan03	Jan04	Jan05	Jan06
PEP BOYS	$100	$343	$228	$492	$373	$359
S&P SMALLCAP 600 INDEX	$100	$102	$ 84	$125	$143	$174
S&P 600 SPECIALTY STORES	$100	$144	$120	$197	$181	$176

Report of the Human Resources Committee of the Board of Directors on Executive Compensation

     The Human Resources (formerly Compensation) Committee is currently comprised of four independent directors. The Human Resources Committee reviews and recommends to the Board of Directors compensation for the named executive officers and our other officers (those executives holding a Vice President or senior position). For fiscal year 2005, executive compensation consisted primarily of base salaries, bonuses, long-term incentives (options and restricted stock units or RSUs) and retirement plan contributions.

     Base Salary. Base salaries are reviewed annually to properly reflect the experience, performance and scope of responsibility of the executives and to ensure that the salaries are at levels that are appropriate to attract and retain high quality individuals. The Human Resources Committee recommended, and the full Board of Directors approved, increases in the base salaries of the named executive officers (except to the former Chief Executive Officer) to their fiscal 2005 levels based upon subjective determinations taking into account these criteria.

     Bonuses. The Human Resources Committee is empowered to effectuate, administer and interpret the Annual Incentive Bonus Plan. Such power includes the authority to amend, extend or terminate the plan including the ability to change award periods and determine the timing of bonus payments. The Human Resources Committee establishes the bonus targets, performance goals and any other measures necessary to meet the objectives of the Annual Incentive Bonus Plan.

     In order to determine the bonuses to be granted under the plan for the upcoming fiscal year, the Human Resources Committee annually selects the categories to be used to measure Pep Boys’ performance, sets target performance levels for each chosen category and establishes the relative weight to be given to each chosen category. For fiscal 2005, the Human Resources Committee selected operating profit, employee turnover, customer service index, working capital and capital commitments as the categories to be used to measure our performance.

     For fiscal 2005, the former Chief Executive Officer’s bonus was based solely upon Pep Boys’ performance. The other named executive officers’ bonuses were based both upon Pep Boys’ performance and the executive’s individual performance. Pep Boys’ performance is measured by comparing the Company’s actual performance to the performance targets established by the Human Resources Committee for the applicable fiscal year. Individual performance is measured by evaluating an executive’s performance against previously established goals for the executive and his areas of responsibility for the applicable fiscal year. The Human Resources Committee recommended, and the full Board of Directors approved, bonus payments to each of the named executive officers, on account of their service during fiscal 2005; however, the individual portion of each of the named executive officers’ bonuses was reduced by 50% on account of the Company not reaching threshold performance against its operating performance metric.

     Long-Term Incentives. Pep Boys believes that compensation through equity grants directly aligns the interests of management with that of its shareholders -- long-term growth in the price of Pep Boys Stock. The Stock Incentive Plans allow for the grant of non-qualified and incentive stock options at exercise prices equal to the fair market value of Pep Boys Stock on the date of grant and the grant of restricted stock units or RSUs. In fiscal 2005, of the named executive officers, only Messrs. Smith, Bacon and Yanowitz were granted non-qualified granted stock options and RSUs to reflect their individual performances during fiscal 2005. All of the stock options expire seven years from the date of grant and become exercisable in 20% installments over four years beginning on the date of grant. All of the RSUs vest in 25% increments over four years beginning on the first anniversary of the date of grant. The Human Resources Committee recommended, and the full Board of Directors approved, all such equity grants.

     Retirement Plans. In order to assist our officers with their retirement savings, we have a non-qualified deferred compensation plan that allows them to defer up to 20% of their annual salary and 100% of their annual bonus. In order to further encourage share ownership and more directly align the interests of management with that of its shareholders, the first 20% of an officer’s bonus deferred into Pep Boys Stock is matched by us on a one-for-one basis with Pep Boys stock that vests over three years. The shares required to satisfy distributions of voluntary bonus deferrals and the accompanying match in Pep Boys Stock are issued under the Stock Incentive Plans.

     In order to minimize the uncertainty associated with our obligations under our defined benefit Executive Supplemental Retirement Plan, or SERP (see “– Pension Plans – Executive Supplemental Retirement Plan ”), that are required to be accounted for using certain actuarial assumptions, in fiscal 2004, we made certain amendments to the SERP. The defined benefit portion of the SERP provides a retirement benefit based upon a participant’s years of service and average compensation, which benefit (and our resulting obligation) is not fixed until the participant’s retirement. To minimize this uncertainty, participation in the defined benefit portion of the SERP was frozen for all unvested and new SERP participants. Unvested participants were given the opportunity to waive their frozen accrued defined benefits in exchange for the right to receive future defined contributions under the SERP. Officers who waived their frozen accrued defined benefits and future officers receive fixed annual contributions to a retirement account maintained under the SERP based upon their age and then current compensation. Vested participants remain in the defined benefit portion of the SERP and continue to accrue additional benefits. Of the named executive officers, Messrs. Smith, Bacon and Yanowitz participate in the defined contribution portion of the SERP, while Mr. Page participates in the defined benefit portion of the SERP.

     Tax Matters. Generally, annual compensation payable to executive officers must not exceed $1 million in the aggregate during any year to be fully deductible under Section 162(m) of the Internal Revenue Code. The 1999 Plan is structured with the intention that stock option grants thereunder qualify as “performance based” compensation that is not subject to the $1 million deductibility limit under Section 162(m). In addition, bonuses paid to the Chief Executive Officer under the Annual Incentive Bonus Plan qualify as “performance based” compensation that is not subject to the $1 million deductibility limit under Section 162(m). However, in order to effectively compete for the acquisition and retention of top executive talent, Pep Boys believes that it must have the flexibility to pay salary and bonus compensation that may not be fully deductible under Section 162(m). Accordingly, the Human Resources Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of Pep Boys and its shareholders. All compensation earned by the named executive officers for fiscal 2005 was fully deductible.

     This report is submitted by those nominees for director who served on the Human Resources Committee during Fiscal 2005:

     William Leonard
     Peter A. Bassi

Pension Plans

     Qualified Defined Benefit Pension Plan. We have a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. Future benefit accruals on behalf of all participants were frozen under this plan as of December 31, 1996. Benefits payable under this plan are calculated based on the participant’s compensation (base salary plus accrued bonus) over the last five years of the participant’s employment by Pep Boys and the number of years of participation in the plan. Benefits payable under this plan are not subject to deduction for Social Security or other offset amounts. The maximum annual benefit for any employee under this plan is $20,000.

     The following table shows the benefits available, at normal retirement age, accrued to the named executive officers eligible to participate under the qualified defined benefit pension plan.

Name	Annualized Benefit
Mark L. Page	$19,162

     Executive Supplemental Retirement Plan. As discussed above, our SERP includes a defined benefit portion for certain participants. Mr. Page is the only named executive officer participating in the defined benefit portion of the SERP. Benefits paid to a participant under the qualified defined pension plan will be deducted from the benefits otherwise payable under the SERP. Except as described in the immediately preceding sentence, benefits under the SERP are not subject to deduction for Social Security or other offset amounts. Benefits under the SERP generally vest after four years of participation.

     Normal retirement defined benefits are based upon the average compensation (base salary plus accrued bonus) of an executive during the five years that yield the highest benefit. The annual death benefit is equal to 50% of the participant’s base salary on the date of his death, payable until the later of 15 years immediately following the date of death or the participant’s normal retirement date. This plan also provides for a lump sum distribution of the present value of a participant’s accrued defined benefits following termination of employment in connection with a change in control of Pep Boys. A trust agreement has been established to better assure the executive officers of the satisfaction of Pep Boys’ obligations under this plan following a change in control.

     Aggregate Benefit Under Both Plans. The following chart shows, based on the highest average compensation for the appropriate time period, the approximate aggregate annual benefit under both plans, commencing at the employee’s normal retirement date (age 65 under the SERP) and generally payable:

  for unmarried participants, at 100% (of the amounts specified below) for the longer of ten years or life for married participants, at 100% during the participant’s life and at 50% during the participant’s surviving spouse’s life

     The maximum years of service for which a participant will receive credit under the pension plans is 25.

Pension Plan Table

	Estimated Annual Retirement Income ($)
	Years of Service
Average Included
Compensation	5	10	15	20	25
400,000	40,000	80,000	120,000	160,000	200,000
600,000	60,000	120,000	180,000	240,000	300,000
800,000	80,000	160,000	240,000	320,000	400,000
1,000,000	100,000	200,000	300,000	400,000	500,000
1,200,000	120,000	240,000	360,000	480,000	600,000
1,400,000	140,000	280,000	420,000	560,000	700,000
1,600,000	160,000	320,000	480,000	640,000	800,000
1,800,000	180,000	360,000	540,000	720,000	900,000

     Mr. Page, the only named executive officer currently participating under the defined benefit portion of the SERP, is credited with 25 years of service thereunder.

(ITEM 2) PROPOSAL TO APPROVE THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firms with respect to the consolidated financial statements of Pep Boys and its subsidiaries for fiscal 2006. Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2005.

     A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

     If the shareholders do not ratify the appointment of Deloitte & Touche LLP, another independent registered public accounting firm recommended by the Audit Committee will be considered by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     (ITEM 3) SHAREHOLDER PROPOSAL REGARDING OUR SHAREHOLDER RIGHTS PLAN

     John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 has notified us that he intends to introduce the following resolution at the meeting:

“Redeem or Vote Poison Pill

     RESOLVED, Shareholders request that our Board redeem any current or future poison pill, unless such poison pill is subject to a shareholder vote as a separate ballot item as soon as may be practicable. A poison pill sunset will not substitute for a shareholder vote. Charter of bylaw inclusion if practicable.

     Thus there would be no loophole to allow exceptions to override our shareholder vote as soon as practicable. Since our vote would be as soon as practicable, it could take place within 4-months of the adoption of a new poison pill.

     John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal topic 3 consecutive years. Mr. Chevedden is not responsible if there are errors or misrepresentations in the management statement that follows this proposal.

“The Beauty of Ugly Stocks”

     Our company is featured in “The Beauty of Ugly Stocks, investors can make money by snatching up takeover candidates,” SmartMoney, November 2005. A prominent sidebar states: “By focusing on lousy CEOs out of the corner office, activists fund managers do the rest of us a favor.”

74% YES – VOTE

     We as shareholders repeatedly voted in support of this topic:

Year	Rate of Support
2003	68%
2004	74%
2005	75%

     The Council of Institutional Investors www.cii.org whose members have invested $3 trillion, recommends:

  Adoption of this proposal topic.

  Adoption of proposals, which wins one majority shareholder vote.

     We have given our Board 3 unanswered majority-votes on this topic.

Progress Begins With a First Step

     It is important to take one step forward and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and concerns are noted):

  Poison pill: Our management was still protected with a poison pill with a 15% trigger.

  The Corporate Library (TCL) http://www.thecorporateliabray.com/ a pro-investor research firm in Portland, Maine rated our company “D” in Shareholder Responsiveness

  We had no Independent Chairman and not even Lead Director – Independent oversight concern.

  And our CEO/Chairman Mr. Stevenson received a record-high 20% against –votes at our 2005 annual meeting.

  Plus Mr. Stevenson served on 4 boards – Over-commitment concern.

  Mr. Strauss had 35-years tenure - Independence concern – compounded by his being on our key Nomination Committee.

  Mr. Bassi served on the Blockbuster Board (BBI) rated “F” by the Corporate Library.

  Mr. Pryor owned only 1000 shares after 11-years to accumulate stock – Plus he served on our key Audit Committee.

  Another Audit Committee member owned only 500 shares – Ms. Atkins.

  And these directors can be re-elected with one yes vote from our 50 million shares under plurality voting.

     These less-than-best practices reinforce the reason to take one step forward and adopt this proposal.

Pills Entrench Current Management

     “Poison pills … entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes.” “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Redeem or Vote Poison Pill
Yes on 3”

PEP BOYS’ STATEMENT IN OPPOSITION TO THE FOREGOING SHAREHOLDER PROPOSAL

     The Board of Directors originally adopted our Shareholder Rights Plan in December 1987 and renewed and updated it in December 1997 to protect and maximize the value of every shareholder’s investment in Pep Boys.

     In response to this last year’s similar proposal from Mr. Chevedden, the Board of Directors appointed a special committee of independent Directors to evaluate our Shareholder Rights Plan. To assist in its evaluation, the Committee consulted with outside counsel and our primary investment bankers. The Committee’s evaluation included a thorough evaluation of the plan, as a whole, and each of its operative provisions in the context of the current mergers & acquisitions environment, other takeover protections present or available to us and those protections utilized by our peer group. In response to this year’s proposal, the special committee and full Board, once again re-evaluated our Shareholder Rights Plan and consulted with outside counsel and our investment bankers before determining that its maintenance remains in the best interest of our shareholders.

     Our Shareholder Rights Plan is designed to strengthen the Board’s ability, in the exercise of its fiduciary duties, to protect our shareholders against abusive takeover tactics and to ensure that each shareholder is treated fairly in any transaction involving a change in control of Pep Boys. The Shareholder Rights Plan does not prevent potential purchasers from making offers that would be in the best interest of our shareholders, nor is it a deterrent to a shareholder’s initiation of a proxy contest. Instead, it encourages any potential purchaser to negotiate directly with the Board of Directors, who is in the best position to evaluate the adequacy and fairness of a proposed offer on behalf of all shareholders.

     As part of an agreement with a group of our shareholders (see “(ITEM1) ELECTION OF DIRECTORS – Certain Relationships and Related Transactions”), on August 18, 2006, we made certain revisions to our Shareholder Rights Plan consistent with corporate governance best practices. We amended the Shareholders Rights Plan to (i) include a “TIDE” provision that requires our Shareholder Rights Plan Committee to meet not less than once every three years to review the terms and conditions of the plan, including whether the termination or modification of the plan is in the best interest of the Company and its shareholders and (ii) permit the redemption of the plan by the full Board of Directors, rather than requiring the redemption to be approved by those Directors who are unrelated to a potential acquirer. The Board believes that these revisions address a number of our shareholders’ previous comments regarding our Shareholder Rights Plan.

     In response to Mr. Chevedden’s specific supporting statements for the shareholder proposal, you should also be aware of the following:

     While the Board of Directors recognizes that shareholders have previously voted in favor of the recommendation that Pep Boys should not maintain our Shareholder Rights Plan unless such maintenance is submitted to a shareholder vote, the Board of Directors does not believe that such recommendation is in the best interest of all of its shareholders. Instead, submitting our Shareholder Rights Plan to a shareholder vote would allow potential purchasers to greatly influence the outcome of any such vote in a manner that would benefit the potential purchaser at the expense of other shareholders.

     Pep Boys is proud of its long-standing commitment to our shareholders’ best interests and corporate governance and its continuing efforts to improve thereon, demonstrated, by the fact that:

  in September 2005, we adopted ownership requirements for our Directors – requiring them to acquire, over a five-year period, an ownership position in Pep Boys stock equal to four times the annual Board retainer in February 2006, we separated the roles of CEO and Chairman, appointing non-management Director, Bill Leonard, Chairman (in July 2006, following the resignation of Mr. Stevenson, Mr. Leonard was named interim CEO to serve until a new permanent CEO is hired; Mr. Hotz currently serves as our Lead Independent Director)

  according to Institutional Shareholder Services, the world’s leading provider of proxy voting and corporate governance services, Pep Boys’ corporate governance practices outperformed 79.3% of the companies in the S&P SmallCap 600 Index and 82.3% of the companies in our peer group

     The Board of Directors is charged to consider and protect each and every one of its shareholders, not a select few. For the foregoing reasons, the Board of Directors continues to believe that the Shareholder Rights Plan is one of several initiatives that it has adopted to ensure that the best interests of all shareholders are protected and that our Shareholder Rights Plan should be retained.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“AGAINST”
THE FOREGOING SHAREHOLDER PROPOSAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% Holders to file initial reports of ownership and reports of changes in ownership of Pep Boys Stock. Based solely upon a review of copies of such reports, we believe that during fiscal 2005, our directors, executive officers and 10% Holders complied with all applicable Section 16(a) filing requirements.

COST OF SOLICITATION OF PROXIES

     The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by us. In addition to the mailing of the proxy materials, solicitations may be made in person or by telephone by our directors, officers or employees or independent parties engaged to solicit proxies.

PROPOSALS OF SHAREHOLDERS

     All proposals which any shareholder wishes to present at the 2007 Annual Meeting and to have included in the Board of Directors’ proxy materials relating to that meeting must be received no later than December 31, 2007. Such proposals should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

Our by-laws provide an alternative procedure for submitting shareholder proposals. While a shareholder proposal submitted in accordance with the following procedures may be presented at a meeting, such proposal is not required to be included in any Board of Directors’ proxy materials relating to that meeting. In order to present an item of business at a shareholders’ meeting, a shareholder’s notice must be received by us not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received by us within ten days of the date of such public announcement will be considered timely. The shareholder’s notice should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

     The shareholder’s notice shall set forth all of the following information:

  the name and address of the shareholder

  a representation that the shareholder intends to appear in person or by proxy at the meeting a general description of each item of business proposed to be brought before the meeting

     The presiding officer of the meeting may refuse to consider any business attempted to be brought before any shareholder meeting that does not comply with these procedures.

ANNUAL REPORT ON FORM 10-K

     WE WILL PROVIDE, FREE OF CHARGE, UPON THE WRITTEN REQUEST OF ANY PERSON SOLICITED BY THE PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

APPENDIX A

PEP BOYS – MANNY, MOE & JACK
AUDIT COMMITTEE CHARTER

     The Board of Directors of The Pep Boys – Manny, Moe & Jack (the “Company”) has adopted this updated Charter for its Audit Committee (“Committee”) effective for its fiscal year commencing January 29, 2006.

I. COMPOSITION

     The Committee shall be comprised of at least three (3) non-management directors appointed by the full Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, who shall serve at the pleasure of the full Board. Each Committee member shall comply with the independence requirements of the New York Stock Exchange, Inc (“NYSE”) and the Securities and Exchange Commission (“SEC”) and shall have sufficient financial experience and ability to enable them to discharge their responsibilities. In addition, at least one Committee member shall be an “audit committee financial expert” as defined by the SEC.

II. AUTHORITY

     The Committee is authorized to carry out the responsibilities set forth in this Charter and any other assignments requested by the Board of Directors. The Committee shall have full access to the Company’s books, records, facilities and personnel (including, without limitation, direct access to the Company’s internal audit function) to carry out its responsibilities and is authorized to retain persons or entities having special competence to assist the Committee in fulfilling its responsibilities, after notice to the Chairman of the Board. The Committee shall have access to the Company’s outside counsel for advice and information.

III. PURPOSE

     The Committee shall assist the Board of Directors in fulfilling its fiduciary responsibilities as to its oversight of (a) the integrity of the Company’s financial statements, (b) the compliance of the Company’s public disclosures with legal and regulatory requirements, (c) the independence and qualifications of the Company’s independent registered public accounting firm and (d) the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee is to serve as a focal point for communication among the Board of Directors, the Company’s independent registered public accounting firm, internal audit function and management, as the respective duties of such groups, or their constituent members, relate to the Company’s financial accounting and reporting and internal controls.

     The Committee is not intended to be part of the Company’s operational or managerial decision-making process. The Company’s management, and not the Committee or the independent registered public accounting firm, is responsible for producing the Company’s financial statements and reports and for instituting and maintaining internal controls. The independent registered public accounting firm are responsible for attesting to the fair presentation of the financial statements in accordance with generally accepted accounting principles and upon the adequacy of the Company’s internal controls.

IV. RESPONSIBILITIES

     In furtherance of its stated purpose, the Committee shall have the following responsibilities:

     4.1 Financial Reporting. To discuss with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable SEC, NYSE and any other applicable legal or regulatory requirements.

     The Committee will review the Company’s Form 10-K with management, the Director of Internal Audit and the independent registered public accounting firm. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements and assessment of internal controls in the Company’s Annual Report on Form 10-K.

     After consulting with each member of the Committee, the Committee Chair will review the Company’s Form 10-Qs and any Form 8-K which includes financial statements with management and, if appropriate, the Director of Internal Audit and/or the independent registered public accounting firm.

     In connection with all such reviews, the Committee will also review the corresponding (i) proceedings of the Corporate Accountability Committee in support of the SEC’s required CEO and CFO certifications and (ii) management representation letters to the independent registered public accounting firm.

     4.2 Proxy Statement. To prepare and publish an annual Committee report in the Company’s proxy statement.

     4.3 Internal Controls Over Financial Reporting. To review with management, the internal audit function and the independent registered public accounting firm the Company’s policies and procedures to seek assurance as to the adequacy of the Company’s internal controls over financial reporting. Annually, the Committee shall review the Company’s plan for documenting and testing the Company’s internal controls and, at least quarterly, shall review the Company’s progress against such plan and the results of such testing.

     4.4 Press Releases. To discuss with management and the independent registered public accounting firm, as appropriate, earnings press releases and any other press releases which contain previously non-public material financial information. The Committee shall review all such releases with management prior to their release to the public.

     4.5 Independent Registered Public Accounting Firm. To select the independent registered public accounting firm to examine the Company’s accounts, controls and financial statements and to ask the full Board to seek the shareholders’ ratification of such selection at each Annual Meeting of Shareholders. The Committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting). The independent registered public accounting firm and each such registered public accounting firm will report directly to the Committee. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee must pre-approve any audit and non-audit service provided to the Company by the Company’s independent registered public accounting firm.

     To obtain and review at least annually a formal written report from the independent registered public accounting firm delineating (i) the auditing firm’s internal quality-control procedures and (ii) any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess the independence of the independent registered public accounting firm, the committee will review at least annually all relationships between the independent registered public accounting firm and the Company.

     To set policies for the hiring of employees or former employees of the Company’s independent registered public accounting firm.

     To ensure that the lead audit partners assigned by the Company’s independent registered public accounting firm to the Company, as well as the audit partner responsible for reviewing the Company’s audit shall be changed at least every five years.

     To consider whether there should be regular rotation of the independent audit firm to assure continuing independence of the independent registered public accounting firm.

     The Committee shall have the authority to dismiss the independent registered public accounting firm if it deems necessary at any time.

     4.6 Accounting Standards and Principles. To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

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     4.7 Internal Audit Function. To review and approve the internal audit staff functions, including (i) purpose, authority and organizational reporting lines and (ii) annual audit plan, budget and staffing. At least quarterly, the Committee shall review internal audit’s progress against such plan and the results of such audit. The senior internal audit executive shall not be terminated or reassigned without the consent of the committee.

     4.8 Risk Assessment. To discuss with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management’s response, and the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure. Annually, the Committee shall review with management, the Company’s Cost of Risk and Litigation portfolios and, shall be provided with quarterly updates of any material changes thereto.

     4.9 Whistleblower Lines. To oversee the Company’s maintenance of an anonymous telephone hotline for the reporting by all of the Company’s employees questionable accounting or auditing activities. The Committee shall also review with management periodic reports from the Company’s anonymous hotline for the reporting by all of the Company’s employees of employee dishonesty, theft, embezzlement and human resource matters.

     4.10 Conflicts of Interest. To review with the General Counsel, and to investigate as appropriate, any matters pertaining to the integrity of management, members of the Board and the independent registered public accounting firm, including conflicts of interest and adherence to standards of business conduct as required by the policies of the Company.

     4.11 Expense Reimbursement. To conduct an annual review of the expenses reimbursed to the Chief Executive Officer to ensure compliance with all applicable company policies.

     4.12 Self-Evaluation. To perform an annual evaluation of the performance of the Committee using criteria and procedures established by the Committee, and to review the results of that evaluation with the full Board.

     4.13 Charter. To review and update the Committee’s charter annually.

V. MEETINGS

     The Committee expects to meet nine times per year and may meet as many other times as the full Board or the Committee deems necessary. The Committee may meet or otherwise take action in the same manner or manners as may the full Board of Directors. The Committee may request that members of management, the internal audit function and/or representatives of the independent registered public accounting firm be present at meetings of the Committee, as well as outside experts or counsel, if appropriate. At each meeting, the Committee will generally hold an executive session. Minutes of each Committee meeting are to be prepared and sent to Committee members for approval

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ANNUAL MEETING OF SHAREHOLDERS OF

THE PEP BOYS - MANNY, MOE & JACK

October 19, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all of the nominees.				The Board of Directors recommends a vote FOR Item 2.
1. Election of Directors:		(ONLY mark circles to withhold authority,			FOR	AGAINST	ABSTAIN
☐		NOMINEES: See Instructions below)	2.	To approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
	FOR ALL NOMINEES	 William Leonard  Peter A. Bassi  Jane Scaccetti  John T. Sweetwood  M. Shân Atkins  Robert H. Hotz  Max L. Lukens  James A. Mitarotonda  Nick White  James A. Williams  Thomas R. Hudson Jr.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
The Board of Directors recommends a vote AGAINST Item 3.
					FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)		3.	Shareholder Proposal regarding our Shareholder Rights Plan.	☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee
	you wish to withhold, as shown here:	˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder		Date:	Signature of Shareholder			Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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THE PEP BOYS –– MANNY, MOE & JACK

Annual Meeting of Shareholders – To Be Held October 19, 2006
THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) Harry F. Yanowitz, Brian D. Zuckerman, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the The Pep Boys–Manny, Moe & Jack that the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED.  IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, AGAINST PROPOSAL NUMBER 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

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